Exhibit 99.1
Press Release Dated April 21, 2009

NEWS RELEASE
April 21, 2009

Farmers Capital Bank Corporation Announces First Quarter Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ:  FFKT) (the “Company”) reported net income of $3.3 million or $.39 per common share for the quarter ended March 31, 2009. This represents an increase of $1.3 million or $.12 per share compared to $2.0 million or $.27 per share for the linked quarter ended December 31, 2008.  Net interest income and noninterest income increased $329 thousand or 2.4% and $1.6 million or 31.9%, respectively, in the linked quarter comparison while noninterest expenses decreased $1.3 million or 8.1%. Compared to the quarter ended March 31 a year ago, net income in the current period declined $1.1 million or $.20 per share.

During January 2009, the Company received a $30.0 million equity investment by issuing 30 thousand shares of preferred stock to the U.S. Treasury (“Treasury”) through its voluntary Capital Purchase Program (“Program”). The Company also issued a warrant to the Treasury under the Program allowing it to purchase 223,992 shares of Company common stock at an exercise price of $20.09 per share. The issuance of the preferred stock decreased earnings per share by $.06 in the current quarter.

Nonperforming assets were $43.9 million at March 31, 2009 compared to $40.0 million at December 31, 2008. This represents an increase of $4.0 million or 9.9% in the linked quarter comparison. Other real estate, which represents properties acquired through foreclosure, totaled $14.9 million, an increase of $487 thousand or 3.4%. Loans past due 90 days or more and still accruing interest increased $2.2 million or 57.3% to $6.2 million. Nonaccrual loans were $22.8 million, up $1.3 million or 5.9%. Economic conditions continue to stress the Company’s lending portfolio, particularly real estate development and related industries.

Net charge-offs were $727 thousand and $729 thousand in the current three months and linked quarter, respectively. Net charge-offs as a percentage of outstanding loans (net of unearned income) were .055% in each of these quarters. The allowance for loan losses as a percentage of net loans outstanding increased to 1.35% at March 31, 2009 compared to 1.28% at year-end 2008.

The overall interest rate environment during the first quarter of 2009 has been more stable compared to the dramatic volatility that occurred during 2008. However, the overall interest rate environment remains near historic lows and has made managing the Company’s net interest margin very challenging.

First Quarter 2009 Compared to Fourth Quarter 2008

▪
Net income was $3.3 million in the current quarter, up $1.3 million or 64.9% compared to $2.0 million in the fourth quarter of 2008. Per share earnings were $.39 in the current period, an increase of $.12 or 44.4% compared to $.27 in the linked quarter comparison. The percentage increase in per share earnings is lower than the percentage increase in net income due to the dividends on the preferred stock issued during the current quarter.

▪
Noninterest income increased $1.6 million or 31.9% due mainly to the sale of investment securities. The Company had net investment securities gains of $754 thousand in the current three months compared to net investment securities losses of $751 thousand in the linked quarter. The net loss on investment securities in the linked quarter is primarily attributed to the sale of the Company’s entire holdings of Federal Home Loan Mortgage Company (“Freddie”) and Federal National Mortgage Association (“Fannie”) preferred stock investments.

▪
Noninterest expenses decreased $1.3 million or 8.1%. The decrease in noninterest expenses were partly attributed to lower costs associated with the merger of three of the Company’s subsidiary banks, lower scheduled intangible amortization, and lower deposit insurance expense.

▪	Net interest income increased $329 thousand or 2.4% mainly a result of lower interest expense on deposits.
▪	The provision for loan losses decreased $280 thousand or 14.3% and totaled $1.7 million for the current quarter.
▪
Income tax expense was $871 thousand compared to $1.4 million tax benefit in the linked quarter, resulting in a $2.3 million decrease to net income in the comparable periods. The linked quarter tax benefit is attributed to the non-cash other-than-temporary impairment charge taken on the Company’s preferred stock investments of Freddie and Fannie that occurred prior to the sale of these investments.

Farmers Capital Bank Corporation  *  Page 1 of 3

First Quarter 2009 Compared to First Quarter 2008

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Net income was $3.3 million in the current quarter, a decrease of $1.1 million or 24.5% compared to $4.4 million in the first quarter of 2008. Per share earnings were $.39 in the current period, a decrease of $.20 or 33.9% compared to $.59 for the first quarter a year ago. The percentage decrease in per share earnings is greater than the percentage decrease in net income due to the dividends on the preferred stock issued during the current quarter.

▪	Net interest income decreased $516 thousand or 3.5%. Interest income on loans declined $2.8 million or 12.4% partially offset by lower interest expense on deposits of $2.4 million or 21.7%.
▪	The provision for loan losses increased $574 thousand or 52.1% compared to a year ago.
▪
Noninterest income increased $338 thousand or 5.3% mainly due to a $388 thousand increase in net gains on the sale of investment securities and a $221 thousand increase in net gains on the sale of loans. Service charges and fees on deposits decreased $192 thousand or 8.1% in the comparison.

▪	Noninterest expenses increased $732 thousand or 5.1%. Salary and benefit expenses were relatively unchanged at $7.5 million. Higher expenses occurred across a broad range of line items.
▪	Income tax expense decreased $413 thousand or 32.2%. The effective income tax rate was 20.9% in the current period compared to 22.7% a year earlier.

Balance Sheet

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Total assets were $2.2 billion at March 31, 2009 and December 31, 2008, increasing $39.0 million or 1.8% between the two periods. The increase in assets is primarily related to $35.9 million higher cash and equivalents and an increase in loans (net of unearned interest) and investment securities of $6.4 million and $4.5 million, respectively.

▪	The increase in assets was funded mainly by the additional equity capital raised from issuing $30.0 million of preferred stock to the Treasury.
▪	Net deposits increased $8.5 million or 0.5%.
▪	Nonperforming loans were $29.0 million at March 31, 2009, an increase of $3.5 million or 13.8% compared to $25.5 million at December 31, 2008.
▪	The allowance for loan losses was 1.35% of net loans outstanding at March 31, 2009, an increase of 7 basis points compared to 1.28% at December 31, 2008.
▪	The Company’s regulatory capital level remains in excess of “well-capitalized” as defined by its regulators.

Farmers Capital Bank Corporation is a financial holding company headquartered in Frankfort, Kentucky.  The Company operates 37 banking locations in 23 communities throughout Central and Northern Kentucky, a leasing company, a data processing company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol:  FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel.  Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.  For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation  *  Page 2 of 3

Consolidated Financial Highlights
(In thousands except per share data)
	Three Months Ended
	March 31, 2009	December 31, 2008	March 31, 2008
Interest income	$26,329	$26,989	$30,035
Interest expense	12,090	13,079	15,280
Net interest income	14,239	13,910	14,755
Provision for loan losses	1,676	1,956	1,102
Net interest income after provision for loan losses	12,563	11,954	13,653
Noninterest income	6,725	5,097	6,387
Noninterest expenses	15,112	16,447	14,380
Income before income tax expense	4,176	604	5,660
Income tax expense (benefit)	871	(1,400)	1,284
Net income	$3,305	$2,004	$4,376

Net Income	$3,305	$2,004	$4,376
Preferred stock dividends and discount accretion	(414)
Net income available to common shareholders	$2,891	$2,004	$4,376

Per common share
Basic and diluted net income	$.39	$.27	$.59
Cash dividend declared	.25	.33	.33

Averages
Loans, net of unearned interest	$1,315,584	$1,307,561	$1,295,913
Total assets	2,225,577	2,165,341	2,136,653
Deposits	1,591,758	1,552,549	1,520,542
Shareholders’ equity	195,154	160,739	171,234

Weighted Average Shares outstanding-basic and diluted	7,357	7,354	7,374

Return on average assets	.60%	.37%	.82%
Return on average equity	6.87%	4.96%	10.28%

	March 31, 2009	December 31, 2008
Cash and cash equivalents	$226,638	$190,775
Investment securities	540,638	536,109
Loans, net of allowance of $17,777 and $16,828	1,301,216	1,295,752
Other assets	172,641	179,531
Total assets	2,241,133	2,202,167

Deposits	$1,602,590	$1,594,115
Federal funds purchased and other short-term borrowings	71,709	77,474
Other borrowings	335,480	335,661
Other liabilities	33,342	26,621
Total liabilities	2,043,121	2,033,871

Shareholders’ equity	198,012	168,296
Total liabilities and shareholders’ equity	$2,241,133	$2,202,167

End of period book value per share[1]	$23.08	$22.87
End of period share value	15.67	24.42
End of period dividend yield[2]	6.38%	5.41%

1Represents total common equity divided by the number of common shares outstanding at the end of the period.
2Represents annualized common dividend declared divided by the end of period share value.

Farmers Capital Bank Corporation  *  Page 3 of 3